UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2020

BIOANALYTICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 Kent Avenue West Lafayette, Indiana	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of exchange on which registered
Common Shares	BASi	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2020 Bioanalytical Systems, Inc. (the "Company") entered into an amendment (the "Amendment") to its Amended and Restated Credit Agreement with First Internet Bank of Indiana, dated December 1, 2019. Among other things, the Amendment modified the definition of Adjusted EBITDA, including for purposes of covenant calculations. As amended, the calculation of Adjusted EBITDA includes (i) the addition of a decreasing amount of proforma EBITDA from Pre-Clinical Research Services, Inc. (which the Company acquired in the first quarter of fiscal 2020) for each quarter of fiscal 2020 and (ii) the addition or subtraction of certain non-cash expenses or income recognized. The Amendment also reflects the modification of the Company’s Initial Capex Line (as described in the Company’s Form 10-Q for the period ended December 31, 2019) in the form of a term loan note with a principal balance of $948,368.61 equal to the amount that remained outstanding under the Initial Capex Line and an extended maturity through June 30, 2025 (the "Note"). The Note calls for interest on the principal balance outstanding from time to time at a fixed per annum rate equal to 4.00%, with interest only payments due monthly through July 30, 2020. Commencing August 1, 2020, and on the first day of each monthly period thereafter until and including on the maturity date, the Note requires payments of principal and interest in monthly installments equal to $17,491.84.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which will be filed with the Company’s Form 10-Q for the quarterly period ended March 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: March 31, 2020	By:	/s/ Beth A. Taylor
Beth A. Taylor
Vice President – Finance and Chief Financial Officer